Exhibit 10.1

Heena Agrawal

Offer Portfolio

TAKE ON LIFE WITH YOUR OWN TWO HANDS

Updated

01/16/2024

Dear Heena,

It is my pleasure to extend the following offer of employment to you on behalf of Duluth Trading Company, contingent upon approval of our Compensation Committee and Board of Directors. If accepted by you and approved by our Compensation Committee and Board of Directors, this letter will highlight some of the details of your employment. If you agree with the terms of this offer, please acknowledge your acceptance via email by end of business on 01/17/2024 and subsequently by signing and returning a copy of this letter to me. I will then seek approval of your employment with us from our Compensation Committee and Board of Directors.

Position Title: Senior Vice President and Chief Financial Officer

Start Date: 02/12/2024

Reporting Relationship: Sam Sato, President and Chief Executive Officer

Base Salary: Your annual base salary will be $470,000 which is paid bi-weekly and is subject to deductions for taxes and other withholdings that are required by law. Your salary will be reviewed annually starting April 2025.

Bonus: You will be eligible to participate in the Company’s bonus plan for executive-level employees as then in effect. For fiscal 2024, your bonus target is at 65% of your base salary and is contingent upon us meeting certain financial thresholds that are established annually. The maximum bonus award will be 130% of your base salary. Bonus payout is in March or April the following year, and your payout will be prorated for fiscal 2024 based on your start date.

Inducement Stock Award: As an inducement to your employment with us, you will receive an initial restricted stock grant with a grant date fair value of $470,000 with the number of Class B shares to be determined based on the closing market price on the date of the stock grant, which will be your first date of employment. One half of the number of shares subject to the grant will vest in full on the date of grant (the “First Tranche Shares”); provided however, that if you voluntarily terminate employment, or are terminated for cause

(a)	prior to the 12 month anniversary of the date of grant, 100% of the First Tranche Shares shall be forfeited and canceled, automatically and for no consideration;

(b)

on or after the 12 month anniversary of the date of grant and before the 24 month anniversary of the date of grant, 75% of the First Tranche Shares shall be forfeited and canceled, automatically and for no consideration; and

(c)

on or after the 24 month anniversary of the date of grant and prior to the 36 month anniversary of the date of grant, 50% of the First Tranche Shares shall be forfeited and canceled, automatically and for no consideration;

201 East Front St.	Mount Horeb, WI 53572	duluthtrading.com

provided, further, that to the extent you have received any consideration in respect of any First Tranche Shares subject to forfeiture and cancellation prior to the date on which such First Transfer Shares are required to be forfeited and canceled, you shall pay in immediately available funds on such date any and all amounts previously received for such First Tranche Shares.

One half of the number of shares subject to the grant will vest in full on the third anniversary of the date of grant, provided that you have been continuously employed through the vesting date.

Long Term Incentive: Beginning in fiscal year 2025, in March or April of each year, you will be eligible for an annual grant of restricted stock, subject to Compensation Committee approval and company performance. Your target grant will have a grant date fair value equal to 50% of your base salary. The grant will vest 25% each year on a 4-year schedule, provided you are still employed on each vesting date. For avoidance of doubt, in light of the inducement grant of restricted stock, you will not be entitled to receive an LTI annual grant of restricted stock in fiscal year 2024.

Benefits: You will be eligible to participate in the Company’s health, dental, life, disability, 401(K), and flex spending plans. You are also eligible for the BeniComp Select Executive Medical Reimbursement Plan for you and your eligible dependents up to $15,000 per year. A summary of these plans is attached.

Severance Benefits: As a member of the Executive team, you will be a participant in the Executive General Severance Plan and the Executive Change in Control Severance Plan. A summary of these plans is attached.

Time Off: Eligible employees are free to take leave when they require it, for vacation time, personal days, and sick leave, including, but not limited to, time off required under applicable local and state sick leave laws, subject to the limitations described in the Unlimited Time Off Policy for Exempt Employees.

Employee Purchase Program: The employee purchase program provides you with a 40% discount for personal use, including gift giving and can be redeemed online or at any one of our retail locations.

Relocation: This offer is being made with the understanding and expectation that you will relocate to the greater Madison, WI, area within 6 months from the first date of your employment with us. To facilitate your relocation, you will receive a lump sum in the amount of $31,365, subject to normal payroll tax and income tax withholdings, payable to you within ten (10) business days of the start of your employment (the “Relocation Payment”).

201 East Front St.	Mount Horeb, WI 53572	duluthtrading.com

Of the Relocation Payment, $20,500 will be allocated to cover various benefits outside the home sale program and household goods shipment. These include final move expenses, return trips, meals for all travel, and other miscellaneous expenses(e.g., automobile registrations, utility hook-ups, pet kenneling, tips to movers, etc.). The remaining $10,865 of the Relocation Payment is designated for tax assistance related to these payments.

In addition, Duluth Trading will be responsible, through administration from NEI, for the following relocation expenses (collectively, the “Relocation Expenses”).

(a)	Home Marketing Assistance: Program services include real estate broker selection, listing and marketing recommendations, analysis of buyer’s feedback, and offer negotiation assistance.

(b)	Temporary Living: NEI will assist with securing temporary assistance in the new location for up to sixty (60) days.

(c)

Buyer Value Option Home sale Program: Upon receipt of a bona-fide offer, NEI will acquire the property from the employee, and NEI closes the sale with the outside buyer. Inspections and repairs must be completed, and the final mortgage commitment received prior to NEI acquiring the home.

(d)	New Home Purchase Assistance: NEI will assist with securing a permanent residence in the new location.

(e)

Shipment of Household Goods: A vendor, arranged through NEI, will pack, transport, and provide limited unpacking services for up to 30,000 pounds of household goods. Additionally, the shipment will include the transportation of two (2) personal vehicles if the distance to the new location exceeds 500 miles.

(f)	Tax Assistance: monetary assistance for the tax liability associated with the relocation expenses.

The Relocation Payment and Relocation Expenses will be subject to the terms of the Relocation Repayment Agreement attached hereto.

NEI is able to answer any relocation-related questions you or your family may have along the way. Your relocation Account Executive at NEI may be reached at (800) 533-7353. Before listing your home for sale or purchasing a new home, you are asked to contact your NEI Account Executive to discuss the appropriate procedures to follow and the benefits for which you qualify. Using NEI-selected vendors for the various aspects of your move will help make your relocation as smooth as possible and result in cost savings for Duluth Trading Company.

This offer is contingent upon your passing a background check, reference check and signing a confidentiality and business ideas agreement. Your employment with Duluth Trading Company is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

201 East Front St.	Mount Horeb, WI 53572	duluthtrading.com

Consistent with Duluth’s policy, we will commence a background check as a condition of employment. If our third-party vendor is unable to complete your background check due to office closures and/or the temporary inability to gather all relevant background information, we will wait an additional five (5) business days to see if we receive a complete background check. If we do not receive a complete report, we would like to move forward with your onboarding; however, we reserve the right to end your employment based on the result of the background check when it is completed.

I trust this letter confirms your understanding of the major items related to our offer of employment. If not, please contact me to resolve any outstanding items.

We look forward to you being a part of our growing company and anticipate wonderful contributions from you in your new role.

Sincerely,

Sam Sato

President and CEO

Duluth Holdings Inc.

/s/ Heena Agrawal	1-17-2024
Heena Agrawal	Date

201 East Front St.	Mount Horeb, WI 53572	duluthtrading.com

RELOCATION REPAYMENT AGREEMENT

In the event that the employee voluntarily resigns his/her position or he/she is terminated for Cause (defined below) within three (3) years of the effective date of hire or transfer, the employee will be required to repay all relocation expenses and payments paid by the Company to the employee or to third parties on the employee’s behalf through the date of termination (the “Relocation Payment”). This obligation to repay relocation expenses will be forgiven ratably over the thirty-six (36) consecutive calendar months from the effective date of hire or transfer, per the following table.

Termination Within	Repayment Amount
1 – 12 months of hire	100% of the Relocation Payment
13 – 24 months of hire	75% of the Relocation Payment
25 – 36 months of hire	50% of the Relocation Payment

The term “Cause” means the breach by the employee of any agreement, policy or obligation owed by the employee to the Company, the employee’s insubordination, the employee’s commission of negligence or misconduct in the performance of employee’s duties for the Company, or the commission of a crime the circumstances of which substantially relate to your employment duties with the Company.

The employee agrees that if he or she is required to repay the Relocation Payment at termination that Duluth Trading Company may withhold the maximum amount permitted by law from any final compensation (wages, vacation benefits, commissions, bonuses, reimbursable business expenses, or any other compensation) due to the employee. The employee further agrees to authorize Duluth Trading Company in writing to make such deduction if the Company is required to do so by applicable law. If a balance remains after withholding of funds, the employee will be required to repay the remaining funds within thirty (30) days of termination of employment.

I acknowledge that if I do not repay the Company within 30 days, the Company may choose to send the matter to their collection partner, Commercial Services Group, Inc. Further, I understand and agree that sending the matter to collections may result in credit reporting of the debt owed.

/s/ Heena Agrawal	1-17-2024
Heena Agrawal	Date

201 East Front St.	Mount Horeb, WI 53572	duluthtrading.com